Exhibit 99.1 Press release dated February 7, 2008.

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FOURTH QUARTER EARNINGS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) announced today that its fourth quarter 2007 net sales decreased 2.4% to $175.3 million as compared to net sales of $179.6 million for the fourth quarter of 2006. Net income decreased 97.4% to $0.5 million for the fourth quarter of 2007 as compared to net income of $18.7 million for the fourth quarter of 2006. Diluted net income per common share was $0.01 for the fourth quarter of 2007 as compared to $0.38 for the fourth quarter of 2006. For the full year of 2007, net sales decreased 5.4% to $817.0 million as compared to net sales of $863.2 million for 2006. Net income decreased 32.9% to $68.7 million for 2007 as compared to net income of $102.5 million for 2006. Diluted net income per common share was $1.40 for 2007 as compared to $2.10 for 2006.

In the fourth quarter of 2007, sales declined in California and in the south and southeastern regions of the United States while sales increased in the midwestern and northeastern regions. Sales during the quarter in Canada increased significantly while sales in Europe were up moderately. Simpson Strong-Tie’s fourth quarter sales decreased 1.8% from the same quarter last year, while Simpson Dura-Vent’s sales decreased 6.1%. Simpson Strong-Tie’s sales to contractor distributors had the largest percentage rate decrease and sales to dealer distributors also decreased. Sales decreased across most of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of the Swan Secure product line, acquired in July 2007, accounted for 4.4% of Simpson Strong-Tie’s fourth quarter sales. Sales of Simpson Dura-Vent’s chimney and Direct-Vent products increased while sales of its gas and pellet vent product lines decreased as a result of several factors, including the decline in new home construction.

Income from operations decreased 82.1% from $28.8 million in the fourth quarter of 2006 to $5.2 million in the fourth quarter of 2007. The most significant component of the decrease in income from operations is a $10.7 million, non-cash, charge for the impairment of goodwill that the Company recorded when management decided to relocate most of its mechanical anchor production from Canada to China. The charge is based on a valuation of the Company’s remaining Canadian operations in accordance with U.S. accounting standards. Additional charges, totaling less than $1.0 million, have been recorded for severance costs associated with relocating this manufacturing operation. Gross margins decreased from 39.5% in the fourth quarter of 2006 to 33.8% in the fourth quarter of 2007. The decrease in gross margins was primarily due to higher material and other manufacturing costs, inventory adjustments and a higher proportion of fixed overhead costs to total costs, resulting primarily from the lower sales volume. The steel market continues to be dynamic with a high degree of uncertainty. Since December 31, 2006, total inventories have increased 0.3%. In 2008, the Company is anticipating further increases in steel prices. If steel prices do continue to increase and the Company is not able to increase its prices sufficiently, the Company’s margins could further deteriorate.

Research and development and engineering expenses increased 12.5% from $3.9 million in the fourth quarter of 2006 to $4.4 million in the fourth quarter of 2007. This increase was primarily due to higher personnel costs of $0.4 million. Selling expenses increased 7.6% from $18.1 million in the fourth quarter of 2006 to $19.5 million in the fourth quarter of 2007. The increase was driven primarily by a $1.6 million increase in expenses associated with sales and marketing personnel and the payment of a one-time $0.9 million commitment as a co-sponsor of a new exhibit at INNOVENTIONS at Epcot® at the Walt Disney World® Resort in Florida. The exhibit is intended to educate homeowners about the importance of using Simpson Strong-Tie products to help their homes withstand high winds and hurricanes, to improve homebuyer awareness and to encourage use of Simpson products. These increases were partly offset by a decrease in promotional expenses of $0.5 million, a decrease in professional services fees of $0.4 million and a decrease in agent commissions, on lower Simpson Dura-Vent sales, of $0.1 million. General and administrative expenses decreased 0.9% from $19.8 million in the fourth quarter of 2006 to $19.7 million in the fourth quarter of 2007. The major component of the decrease was a decrease in cash profit sharing of $2.6 million, resulting from decreased operating profit. This decrease was partly offset by increases in personnel costs of $0.7 million, increased amortization of intangible assets of $0.6 million, both of which increased as a result of the acquisition of Swan Secure Products, Inc., and an increase in bad debt expense of $0.6 million. The effective tax rate was 92.8% in the fourth quarter of 2007, up from 37.5% in the fourth quarter of 2006. The increase in the effective tax rate was caused primarily because the majority of the goodwill impairment charge is not deductible for tax purposes.

In 2007, sales declined throughout the United States while sales in Europe and Canada increased. Simpson Strong-Tie’s sales decreased 3.3% during 2007 as compared to 2006, while Simpson Dura-Vent’s sales decreased 22.5%. Simpson Strong-Tie’s sales to contractor and dealer distributors had the largest percentage rate decreases, reflecting slower homebuilding activity, while sales to homecenters increased slightly. Sales decreased across most of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of all of Simpson Dura-Vent’s product lines decreased.

Income from operations decreased 31.3% from $161.4 million in 2006 to $110.8 million in 2007 due in part to the impairment charge recorded in the fourth quarter. Gross margins decreased from 40.0% in 2006 to 37.4% in 2007. The decrease in gross margins was primarily due to higher manufacturing costs and a higher proportion of fixed overhead costs to total costs, resulting primarily from the lower sales volume.

Selling expenses increased 5.2% from $72.2 million in 2006 to $76.0 million in 2007. The increase was driven primarily by a $5.1 million increase in expenses associated with sales and marketing personnel, the payment of $1.0 million for the INNOVENTIONS exhibit and the donation of $0.6 million in cash and products (expensed at cost) primarily to Habitat for Humanity International, Inc. These increases were partly offset by a decrease in promotional expenses of $2.0 million and decreased agent commissions, on lower Simpson Dura-Vent sales, of $1.1 million. General and administrative expenses decreased 3.7% from $92.0 million in 2006 to $88.6 million in 2007. The major components of the decrease were reduced cash profit sharing of $9.7 million and lower expenses related to the relocation of the Company’s home office in the second quarter of 2006, of $0.9 million. These decreases were partly offset by an increase in depreciation and amortization charges totaling $2.3 million and higher administrative personnel costs of $2.1 million, both of which included incremental expenses associated with the acquisition of Swan Secure Products Inc. Legal and professional services fees also increased by $0.9 million over the prior year. The effective tax rate was 41.0% in 2007, up from 37.8% in 2006. The increase in the effective tax rate was caused primarily because the majority of the goodwill impairment charge is not deductible for tax purposes.

In October 2007, the Company decided to build a 170,000-square-foot facility near Shanghai, China, to manufacture its Anchor Systems mechanical anchors and sell them to markets in Asia and North America. In addition, the facility will serve as the inspection, packaging and consolidation site for products and components currently sourced from Asian vendors. Construction is expected to commence in the second quarter of 2008 and the facility is projected to open in the first half of 2009. When the facility is completed, most of the mechanical anchor production will be relocated from the Company’s facility in Ontario, Canada, where production costs are substantially higher. As discussed above, the relocation of the Canadian operation has resulted in a non-cash charge for the impairment of goodwill totaling $10.7 million and severance costs which the Company has estimated to be less than $1.0 million. In January 2008, the Company decided to close its Simpson Dura-Vent facility in Vicksburg, Mississippi, and consolidate its manufacturing at the Vacaville, California, facility. The closure is expected to take 18 to 24 months and the Company expects it to begin to provide cost savings in 2008.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, February 8, 2008, at 6:00 am Pacific Time. To participate, callers may dial 800-896-8445. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and twelve months ended December 31, 2007 and 2006 (unaudited), are as follows:

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
(Amounts in thousands, except per share data)	2007	2006	2007	2006
Net sales	$175,280	$179,572	$816,988	$863,180
Cost of sales	115,986	108,626	511,499	517,885
Gross profit	59,294	70,946	305,489	345,295
Research and development and engineering expenses	4,405	3,917	20,115	19,254
Selling expenses	19,477	18,093	75,954	72,199
General and administrative expenses	19,651	19,832	88,618	91,975
Impairment of goodwill	10,666	-	10,666	-
Loss (gain) on sale of assets	(60)	347	(713)	457

Income from operations	5,155	28,757	110,849	161,410

Income (loss) in equity method investment, before tax	-	33	(33)	(97)
Interest income, net	1,592	1,109	5,759	3,719
Income before taxes	6,747	29,899	116,575	165,032

Provision for income taxes	6,260	11,219	47,833	62,370
Minority interest	-	-	-	166
Net income	$487	$18,680	$68,742	$102,496

Net income per share:
Basic	$0.01	$0.39	$1.42	$2.12
Diluted	0.01	0.38	1.40	2.10

Cash dividend declared per common share	$0.10	$0.08	$0.40	$0.32

Weighted average shares outstanding:
Basic	48,539	48,309	48,472	48,300
Diluted	48,944	48,752	48,928	48,891

Other data:
Depreciation, amortization and
impairment of goodwill	$17,034	$5,436	$39,115	$24,536
Pre-tax stock compensation expense	1,719	2,058	6,333	7,765

The Company’s financial position as of December 31, 2007 and 2006 (unaudited), is as follows:

	December 31,
(Amounts in thousands)	2007	2006
Cash and short-term investments	$186,142	$148,299
Trade accounts receivable, net	88,340	95,991
Inventories	218,342	217,608
Assets held for sale	9,677	-
Other current assets	20,376	17,440
Total current assets	522,877	479,338

Property, plant and equipment, net	198,117	197,180
Goodwill	57,418	44,337
Other noncurrent assets	39,267	14,479
Total assets	$817,679	$735,334

Trade accounts payable	$27,226	$22,909
Line of credit and current portion of long-term debt	1,029	327
Other current liabilities	56,084	57,019
Total current liabilities	84,339	80,255

Long-term debt	-	338
Other long-term liabilities	9,940	1,866
Stockholders’ equity	723,400	652,875
Total liabilities and stockholders’ equity	$817,679	$735,334

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.